TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (“Agreement”) is made and entered into as of February /s/ 22, 2016 (the “Agreement Date”) by and between Coherent, Inc., a Delaware corporation having its principal offices at 5100 Patrick Henry Drive, Santa Clara, CA 95054 (“Company”) and Helene Simonet (“Ms. Simonet”).
On September 23, 2015, Ms. Simonet, as the Company’s Executive Vice President and Chief Financial Officer (CFO), informed the Company of her intent to retire effective as of February 1, 2016 and ensure an orderly transition of her services. Ms. Simonet agreed to extend her tenure as the Company’s Executive Vice President and Chief Financial Officer through February 21, 2016 and continues to want to ensure an orderly transition of her services.
The Company desires to retain Ms. Simonet as a special advisor to the Company’s Chief Executive Officer as a non-executive employee helping with the transition from February 22, 2016 through April 4, 2016 and as an independent contractor consultant thereafter through December 30, 2016 to perform consulting services for the Company and Ms. Simonet is willing to perform such services in order to ensure an orderly transition, on terms set forth more fully below.
In consideration of the mutual promises contained herein, the parties agree as follows:

1.SPECIAL ADVISOR TO CHIEF EXECUTIVE OFFICER SERVICES AND COMPENSATION
Ms. Simonet during the period from February 22, 2016 through April 4, 2016 (“Special Advisor Transition Period”) shall continue as an employee of the Company as a special advisor to the Chief Executive Officer and shall remain subject to the same compensatory arrangements during the Special Advisor Transition Period as in effect on the Agreement Date. Ms. Simonet shall remain an employee of the Company during the Special Advisor Transition Period, but shall cease to be an executive officer of the Company effective immediately prior to the beginning of the Special Advisor Transition Period.

2.CONSULTING SERVICES AND COMPENSATION
2.1    Services. Ms. Simonet agrees to provide financial, accounting and other assistance to the Company on a consulting basis (“Services”) for the period from April 5, 2016 through December 30, 2016 or such earlier termination date of the Agreement Term set forth in Section 5 of this Agreement (“Consulting Period”) in order to ensure an orderly transition. Unless expressly agreed to by the Company in writing, Ms. Simonet shall have no authority to act as an agent of the Company or represent or obligate the Company in any manner during the Consulting Period. Unless expressly agreed to by Ms. Simonet in writing, the Company shall not require Ms. Simonet to provide more than twenty (20) hours of assistance during any calendar month during the Consulting Period. Ms. Simonet agrees that during the term of the Agreement Ms. Simonet shall continue to be subject to the Company’s Business Conduct Policy and acknowledges receipt of a copy and her understanding thereof.
2.2    Fees. Company agrees to pay to Ms. Simonet $11,111.11 per calendar month (or portion thereof) during the Consulting Period for the performance of Services, which payment will be made no later than the tenth day of the calendar month following the calendar month during which Ms. Simonet performed Services under this Agreement. Pursuant to the terms of Ms. Simonet’s outstanding equity awards under the Company’s 2011 Equity Incentive Plan, Ms. Simonet will continue to vest in such outstanding equity awards during the Agreement Term, including, without limitation, the Consulting Period. For the avoidance of doubt, no pro rata portion of this amount shall be made for any partial months of Service during the Consulting Period.
2.3    Reports. If requested by the Company (which for the avoidance of doubt, such request shall be made by the Company’s Chief Executive Officer), Ms. Simonet will from time to time during the Consulting Period or any extension thereof keep the Company advised as to Ms. Simonet’s progress in performing the Services hereunder.
3.     NO CONFLICTING OBLIGATIONS.

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Ms. Simonet certifies that Ms. Simonet has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Ms. Simonet from complying with the provisions hereof, and further certifies that Ms. Simonet will not enter into any such conflicting agreement during the term of this Agreement.
4.    CONFIDENTIALITY
4.1    Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, hardware configuration information, marketing, finance or other business information, disclosed to Ms. Simonet either directly or indirectly in writing, orally or otherwise during employment or consulting.
4.2    Non-Use and Non-Disclosure. Ms. Simonet will not, during or subsequent to the term of this Agreement, use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, or disclose Confidential Information to any third party. Ms. Simonet agrees that Confidential Information will remain the sole property of the Company. Ms. Simonet further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding the above, Ms. Simonet’s obligation under this Section 4.2 relating to Confidential Information will not apply to information that (i) is known to Ms. Simonet at the time of first disclosure (either while Ms. Simonet was an employee or independent contractor with respect to the Company) to Ms. Simonet by the Company as evidenced by written records of Ms. Simonet, (ii) has become publicly known and made generally available through no wrongful act of Ms. Simonet or her agents, or (iii) has been rightfully received by Ms. Simonet from a third party authorized to make such disclosure.
4.3    Third Party Information. Ms. Simonet recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Ms. Simonet agrees that Ms. Simonet owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.
4.4    Classified Material. Ms. Simonet will not undertake any work involving access to classified information, or remove any classified material from Company’s facilities (including computers and products), until the express written approval of the appropriate government agency has been obtained from Company’s General Counsel. Ms. Simonet will not disclose any classified information or material to any unauthorized person.
4.5    Return of Information. Upon the termination of this Agreement, or upon the Company’s earlier request, Ms. Simonet will deliver to the Company all of the Company’s property relating to, and all tangible embodiments of, Confidential Information in Ms. Simonet’s possession or control.
4.6    No Export. Ms. Simonet acknowledges that Confidential Information or other information disclosed in connection with the Services might be considered technical data that is subject to compliance with the export control laws and regulations of the United States, and hereby agrees to comply with such laws.
5.    OWNERSHIP
5.1    Assignment. Ms. Simonet acknowledges that all information (including, without limitation, business plans and/or business information), technology, know-how, copyrightable works, drawings, materials, notes, records, designs, ideas (whether or not patentable), inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques conceived, reduced to practice or made by Ms. Simonet alone or jointly with others during the term of this Agreement, which relate in any manner to the business of the Company, as well as all deliverables, (collectively, “Work Product”) are the sole property of the Company, and that all Work Product will be deemed a work made for hire, to the extent allowable under applicable law. To the extent the Work Product is not deemed a work made for hire, Ms. Simonet does hereby and will assign to the Company all right,

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title and interest in and to such Work Product and any copyright, patent, trade secret, and other intellectual property rights related thereto. Ms. Simonet acknowledges that the Company will have the sole right, but not the obligation, to prosecute and maintain patent applications and patents worldwide with respect to Work Product.
5.2    Further Assurances. Ms. Simonet will assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in connection therewith.
5.3    Pre-Existing Materials. If in the course of performing services under this Agreement, Ms. Simonet incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Ms. Simonet or in which Ms. Simonet has an interest: (i) Ms. Simonet will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product; and (ii) Ms. Simonet hereby grants the Company, under all of Ms. Simonet’s rights therein, a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, use, sell, import, reproduce, distribute, perform, display, and prepare derivative works of, same as part of or in connection with such Work Product.
5.4    Third Party or Public Source Materials. Ms. Simonet will not incorporate into any Work Product any: (i) invention, improvement, development, concept, discovery or other proprietary information owned by any third party; or (ii) any open source or public domain material.
5.5    Attorney in Fact. Ms. Simonet agrees that if the Company is unable because of Ms. Simonet’s unavailability, mental or physical incapacity, or for any other reason, to secure Ms. Simonet’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Work Product, then Ms. Simonet hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Ms. Simonet’s agent and attorney-in-fact, to act for and in Ms. Simonet’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Ms. Simonet.
5.6    Warranty. Ms. Simonet hereby represents and warrants that (i) all Work Product will be the original work of Ms. Simonet; (ii) to Ms. Simonet’s knowledge, the Work Product and the use thereof as contemplated hereunder will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (iii) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (iv) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product; (v) any software or data portions of the Work Product will operate correctly and consistently upon dates occurring on or after January 1, 2000; and (vi) the Work Product and all Services will comply with all applicable government security regulations.
6.    TERM AND TERMINATION
The Agreement Term will commence on February 22, 2016 and will continue until the earlier of (i) December 30, 2016; or (ii) such earlier termination as provided below. The Company may terminate this Agreement immediately upon notice if, in the Company’s reasonable determination, Ms. Simonet is in material breach of any material provision of this Agreement (other than due to Ms. Simonet’s disability), without further compensation. This Agreement shall terminate automatically on the occurrence of bankruptcy or insolvency of either party, by death of Ms. Simonet or by assignment of this Agreement except as provided under Section 9.2.

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Upon termination of this Agreement, all rights and duties of the parties hereunder will cease except:
(i)Sections 4 (Confidentiality), 5 (Ownership), 6 (Term and Termination), 7 (Independent Contractor), 8 (Arbitration and Equitable Relief) and 9 (General) will survive termination of this Agreement. Upon termination of this Agreement other than because of Ms. Simonet’s material breach, the fee set forth in Section 2.2 for Services for the month of termination shall be paid in accordance with Section 2.2.
(ii)Upon the termination of this Agreement. or upon the Company’s earlier requests Ms. Simonet will deliver to the Company all property relating to, and all tangible embodiments of, Work Product in Ms. Simonet’s possession or control.
7.    INDEPENDENT CONTRACTOR.
7.1    Status. Nothing in this Agreement will in any way be construed to constitute Ms. Simonet as an agent, employee or representative of the Company during the Consulting Period. Ms. Simonet will perform the Services hereunder during the Consulting Period as an independent contractor. It is the express intention of the parties that during the Consulting Period Ms. Simonet is an independent consultant and not an employee, agent, representative, joint venturer or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Ms. Simonet during the Consulting Period. Ms. Simonet acknowledges and agrees that Ms. Simonet is obligated to report as income all compensation received by Ms. Simonet pursuant to this Agreement. Ms. Simonet will be issued a Form 1099 by the Company for any payments hereunder with respect to the Consulting Period and Ms. Simonet will be responsible for paying any applicable taxes for such payments. If applicable, Ms. Simonet will provide the Company a complete and accurate W-9. Ms. Simonet agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon including applicable federal, state and local income taxes, unemployment insurance, workers’ compensation insurance, disability insurance, Social Security taxes and other charges. Ms. Simonet acknowledges that Ms. Simonet will receive no Company-sponsored benefits from the Company either as a consultant or employee for the Consulting Period, where benefits include without limitation paid vacation, sick leave, medical insurance, and 401K and employee stock purchase plan participation; provided that this sentence does not limit the rights that Ms. Simonet has under any such plans with respect to the period while Ms. Simonet was an employee, the right to continue vesting in equity awards under the Company’s 2011Equity Incentive Plan as set forth in Section 2.2 of this Agreement, or any COBRA rights that Ms. Simonet or her family may have because of her retirement from the Company. If Ms. Simonet is reclassified by a state or federal authority as an employee for the Consulting Period, Ms. Simonet will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Ms. Simonet would otherwise be eligible for such benefits. Without limitation on the foregoing, Ms. Simonet specifically acknowledges that she will cease to be a participant under the Company’s Change of Control Severance Plan on April 4, 2016. The Company and Ms. Simonet acknowledge that the Indemnification Agreement by and between the Company and Ms. Simonet dated as of March 27, 2003 remains in effect according to its terms.
7.2    Equipment, Instruments, Documentation and Specifications. Ms. Simonet shall supply all equipment, instruments, documentation and specifications required to perform Services during the Consulting Period, except that Ms. Simonet may continue to use the laptop computer and cellphone provided by the Company and the Company shall continue to pay for maintenance and service and applicable data/cell plans of such computer and cellphone during the term of the Agreement. Such computer and cellphone shall at all times remain the property of the Company and Ms. Simonet shall return such laptop computer and cellphone within 15 day following the termination of this Agreement. The Company shall prior to the termination of this Agreement use its best efforts to facilitate a transfer to Ms. Simonet of the cell phone number currently used by Ms. Simonet.
7.3    Time, Places and Methods of Providing Services. As long as Ms. Simonet delivers acceptable services to the Company in a timely fashion, Ms. Simonet shall generally have the discretion to determine the location and times of rendering services as well as the method of accomplishing Ms. Simonet’s Services during the Consulting Period.

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7.4    Disclosure. The Company shall not issue or permit to be issued any press release or other public announcement regarding Ms. Simonet or the terms of Ms. Simonet’s engagement under this Agreement without first providing Ms. Simonet an opportunity to review such press release or other public announcement and considering in good faith any changes requested by Ms. Simonet. Notwithstanding the foregoing nothing in this Section 7.4 shall delay the Company from making any disclosures required by law, including the rules and regulations adopted by the SEC.
8.    ARBITRATION AND EQUITABLE RELIEF.
8.1    Arbitration. The Company and Ms. Simonet agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach thereof, will be finally settled by binding arbitration in San Francisco, California under the then current rules of JAMS by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator, will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator will have no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administrative and arbitrator’s fees, will be shared equally by the parties. Each party will bear the cost of its own attorneys’ fees and expert witness fees.
8.2    Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator.
8.3    Acknowledgement. MS. SIMONET HAS READ AND UNDERSTANDS THIS SECTION 8. MS. SIMONET UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, MS. SIMONET WILL BE OBLIGATED TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 8.2, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF MS. SIMONET’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.
9.    GENERAL
9.1    Notices. Any required notice will be given in writing and will be deemed given when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.
9.2    Assignment. Ms. Simonet acknowledges that the Company has chosen Ms. Simonet to perform services based on Ms. Simonet’s reputation and skills. Accordingly, neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Ms. Simonet without the express written consent of the Company. Any assignment in violation of the foregoing will be null and void. The Company may assign this Agreement to an entity that succeeds to substantially all of the business or assets of the Company.
9.3    Governing Law. This Agreement will be governed by, and construed and interpreted under, the laws of the State of California without reference to conflicts of laws principles.
9.4    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision, provided that no such severability will be effective if it materially changes the economic benefit of this Agreement to either the Company or Ms. Simonet.

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9.5    Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by writing signed by both parties. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party will not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.
9.6    Entire Agreement and Negotiation Thereof. The parties hereto acknowledge that this Agreement and the Exhibits hereto set forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior discussion, agreements and writings in respect hereto. The Company shall reimburse Ms. Simonet for reasonable legal fees and expenses in an amount up to $2,000 incurred in connection with negotiating this Agreement.
9.7    Counterparts. This Agreement may be executed in counterpart, each of which will be deemed an original, but both of which together will constitute one and the same instrument.
9.8    Compliance with Laws. Ms. Simonet agrees to comply with all applicable Federal, State and local laws and regulations issued pursuant thereto, including without limitation any applicable anti-corruption laws, such as the Foreign Corrupt Practices Act. Ms. Simonet will not discriminate against any of its employee or applicant for employment because of race, color, religion, sex, age, national origin, veteran status or physical/mental handicap. Any hazardous material is shipped pursuant to the Services must be classified, packed, marked, labeled and in proper condition for carriage by motor or air according to current DOT and IATA restricted article regulations.  Ms. Simonet agrees to comply with the Safe Harbor regulations of the US Department of Commerce for any and all services performed hereunder. This shall apply to any personal related data received and/or processed for the Company as of the date hereof regardless of the date of receipt of such data.  Ms. Simonet shall indemnify and hold harmless the Company from and against any and all damage caused by any non-compliance by Ms. Simonet..
9.9    Debarment Certification. Ms. Simonet represents and warrants that she has not ever been, is not currently, nor is the subject of a proceeding that could lead to that party becoming, as applicable, debarred, suspended, proposed for debarment, exclusion or disqualified under the nonprocurement common rule, or otherwise declared ineligible from receiving Federal contracts, certain subcontracts and certain Federal assistance and benefits (“Debarred”). Ms. Simonet covenants that in the event that she becomes Debarred, Ms. Simonet shall immediately notify the Company and the Company shall have the right to immediately terminate this Agreement without penalty.
9.10    Terms of Use. Ms. Simonet agrees that it shall abide by the terms of use attached hereto as Exhibit A.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of the Company and Ms. Simonet, as applicable.

"MS. SIMONET"	COHERENT, INC.

By: /s/ Helene Simonet	By: /s/ John Ambroseo

Print Name: Helene Simonet	Print Name: John Ambroseo

Title: President and Chief Executive Officer

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EXHIBIT A
Terms of Use
Purpose
These terms of use set forth the acceptable use and expectations with any person with access to Coherent technical resources – including telephones (mobile and desk), desktop and portable computer systems, fax machines, Internet and World Wide Web (Web) access, voice mail, electronic mail (email), instant messaging (IM), and the Coherent intranet.
Scope
These Terms of Use apply to all people with access to or through Coherent networks and/or email, computer systems, fax machines, phones (mobile and desk), Internet and World Wide Web (Web) access, voice mail, electronic mail (email), instant messaging (IM) and the Coherent intranet. All communications and internet use conducted through Coherent technical resources should not be considered private. The nature of electronic communication is inherently unsecured and is typically captured at various levels by protocols used in the transmission of data.
Compliance with this agreement is mandatory of all Coherent employees, contractors, consultants, contingent workers, or anyone with email and/or internet access through Coherent networks.
Failure to comply with the Terms of Use will result in disciplinary action up to and including termination. In addition, Coherent may advise appropriate legal officials of any violations.
Detailed Standards, Procedures and Guidelines that impact Acceptable Use are included in:

•	Data Retention / Backup Policy

•	Email Management Procedure

•	Network / Infrastructure Operations Procedure

•	Security Incident Response Procedure
All rules and policies of acceptable conduct as outlined in the Employee Handbook and other HR Policies and Procedures apply to all communication and content created, viewed and/or accessed while using Coherent technical resources.

1.
Acceptable Use – Coherent's technical resources are provided for the benefit of Coherent and its customers, vendors, and suppliers. These resources are provided for use in the pursuit of Company business and are to be reviewed, monitored, and used only in that pursuit, except as otherwise provided in this policy.

Employees and contractors are permitted to use Coherent's technical resources for occasional, non-work purposes with permission from their direct Supervisor/Manager. Nevertheless, Employees and contractors have no right of privacy as to any information or file maintained in or on Coherent's property or transmitted or stored through Coherent's computer, messaging (including but not limited to IM, email, and voicemail), or telephone systems.

2.
Unacceptable Use – Activities that are not permissible through Coherent networks include, but are not limited to: downloading any video and/or audio files, streaming audio and/or video (e.g., YouTube, news websites, on-line radio, podcasts, etc.), social networking sites, web logging (blogging), video blogging, accessing or being a part of peer-to-peer (P2P) networks and/or systems, and any website that violates HR Policies as outlined in the Employee Handbook.

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Coherent's information systems should not be used for personal gain or the advancement of individual views. Employee postings are not permitted on Coherent's intranet or unauthorized bulletin board systems, blogs, or public folders. Solicitation for any non-Company business or activities using Company resources is strictly prohibited. Use of Coherent's information systems must not interfere with productivity, the productivity of any other Employee, or the operation of Coherent's systems. Employees and contractors may not play games on Coherent's computers and other technical resources during work time.
Sending messages or other communications that either mask the user’s identity or indicate that someone else sent them is prohibited. Never access any information systems using another Employee's password. Similarly, only access the libraries, files, data, programs, and directories that are related to work duties. Unauthorized review, duplication, dissemination, removal, installation, damage, or alteration of files, passwords, computer systems or programs, or other property of Coherent, or improper use of information, is prohibited.
Sending, saving, or viewing offensive material is prohibited. Messages stored and/or transmitted by computer, voice mail, email, or telephone systems must not contain content that may reasonably be considered offensive to any Employee, customer or business partner of Coherent. Offensive material includes, but is not limited to, sexual comments, jokes or images, racial slurs, gender-specific comments, or any comments, jokes or images that would offend someone on the basis of his or her race, color, creed, sex, age, national origin or ancestry, physical or mental disability, veteran status, marital status, medical condition, sexual orientation, as well as any other category protected by federal, state, or local laws. Any use of the Internet/World Wide Web or intranet to harass or discriminate is unlawful and strictly prohibited by Coherent. Violators will be subject to discipline, up to and including termination of employment.

3.
Access to Information – Coherent asks you to keep in mind that when you are using Coherent's computers you are creating Company documents using a Company asset. Coherent respects the individual privacy of its Employees. However, that privacy does not extend to an Employee's work-related conduct or to the use of Company-provided information systems or supplies.

Coherent's computer, messaging and communication systems, and the data stored on them are and remain at all times the property of Coherent. All information, including messages and files, that are created, sent, or retrieved over Coherent's technical resources is the property of Coherent, and should not be considered private or confidential. Information or files transmitted or stored through Coherent's computer, messaging or communication systems are the property of Coherent. Any electronically stored information that you create, send to, or receive from others or retrieve and review, must serve the legitimate business interests and obligations of Coherent.
Employees and contractors should also be aware that, even when a file or message is erased or a visit to an Internet or Web site is closed; it is still possible to recreate the message or locate the Web site. Coherent reserves the right to monitor use of its information systems at any time.
All individuals, employees, as well as contractors, may have access from time to time to network resources, such as Agile or Oracle systems. No individual employee or contractor who has such access may use their access in any manner which is harmful to Coherent or any other individual or entity.

4.
Copyrighted Materials – It is unlawful to copy and distribute copyrighted material (e.g., software, database files, documentation, articles, graphics files, audio, video, and/or downloaded information) through messaging systems or by any other means unless advanced approval is obtained from appropriate sources that Coherent has the right to copy and/or distribute the material. Failure to observe a copyright may result in disciplinary action by Coherent as well as legal action by the copyright owner. Any questions concerning these rights should be directed to your Supervisor/Manager.

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5.
Confidential Information – Messaging and Internet/Web access are inherently unsecure by virtue of the technical protocols used in the transmission of data. Others outside Coherent may also be able to monitor your messaging and Internet/Web access. For example, Internet sites maintain logs of visits from users; these logs identify which company, and even which particular person, accessed the service. In order to protect Coherent from viruses and security breaches, accessing outside messaging services, while on a Coherent technical resource, is prohibited.

When transferring messages and files electronically, Coherent’s systems should be used. Coherent’s internal systems use secured networks and are under the control of the IT Department. If you should require a higher level of data security (e.g., transmitting engineering diagrams or privacy protected data), contact the IT Department for assistance.
All Employees and contractors must safeguard Coherent's confidential information, as well as that of customers and business partners, from disclosure. Do not access messages with others present, unless you know the information in the message can be disclosed to the person/people present. Messages containing confidential information should not be left visible while you are away from your work area. In order to protect Coherent from viruses and security breaches, accessing outside messaging services, while on a Coherent technical resource, is prohibited.

6.
Security of Information – Although you may have passwords to access computer and messaging systems, these technical resources belong to Coherent, are to be accessible at all times by Coherent, and are subject to audit/inspection by Coherent. Never share passwords and never access any system using another person’s password.

In order to facilitate Coherent's access to information on its technical systems, do not encrypt or encode any messages, communication or any other files or data stored or exchanged on Company systems without the express prior written permission from the IT Department and your Supervisor/Manager. As part of this approval, the IT Department will indicate how to securely deliver encryption key/code or software to the IT Department so that the encrypted/encoded information can be accessed if necessary.

7.
Software Policy – All software and hardware must be approved and installed by the IT Department. Employees and contractors are prohibited from installing any software or using any hardware on Company information system resources that have not been approved by the IT Department.

8.
Employee Responsibility – Each Employee and contractor is responsible for the content of all text, audio, video, images, and/or messages that they place or send over Coherent's technical resources. Employees and contractors may access only files, data, applications, or programs that they have explicit permission to use (electronic or written).

By signing below, I hereby acknowledge that I have read the foregoing terms of use and hereby agree that I will strictly follow the terms of use.
SIGNATURE: /s/ Helene Simonet
PRINT NAME: Helene Simonet
TITLE:
DATE: February 22, 2016

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